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                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITOR



The Board of Directors
Endocare, Inc.:

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of Endocare, Inc., of our report dated February 8, 2001, relating to the consolidated balance sheets of Endocare, Inc., and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Orange County, California
November 14, 2001